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                                                                     Exhibit 3.2

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          QUALITY CARE SOLUTIONS, INC.


         Pursuant to Section 78.403 of the Nevada Revised Statutes, QUALITY CARE SOLUTIONS, INC. (the "Corporation") does hereby certify and acknowledge that set forth below are the true and correct Articles of Incorporation of the Corporation as amended and restated to date:

         1.       Name: The name of the Corporation is:

                          QUALITY CARE SOLUTIONS, INC.

         2. Resident Agent: The name of the person designated as the resident agent of the Corporation and the street address of the resident agent where process may be served upon the Corporation, which is also the mailing address of the resident agent, is:

                         Capitol Document Services, Inc.
                         400 West King Street, Suite 302
                            Carson City, Nevada 89703

         3. Purpose: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

         4. Authorized Capital: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock with a par value of one-tenth of one cent ($.001) per share and ten million (10,000,000) shares of preferred stock with a par value of one cent ($.01) per share, undesignated as to class, powers, designations, preferences, limitations, restrictions or relative rights. The board of directors of the Corporation is authorized to fix and determine any class or series of preferred stock and the number of shares of each class or series and to prescribe the powers, designations, preferences, limitations, restrictions and relative rights of any class or series established, all by resolution of the board of directors and in accordance with Section 78.1955 of the Nevada Revised Statutes, as the same may be amended and supplemented.

         5. Board of Directors: The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the Bylaws of this Corporation, provided, however, that the board of directors of the Corporation shall consist of not less than six and not more than nine members. The Board of Directors shall be divided into three classes as nearly equal in number as possible. Except as otherwise provided in the Bylaws with respect to the implementation of this Article 5,
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Directors shall be elected to hold office for a term of three years with the term of office of one Class expiring each year.

         6.       Fair Price:

                  A.       Vote Required for Business Combinations:

                           i) In addition to any affirmative vote required by
                  law, the Articles of Incorporation, any agreement with any national securities exchange or otherwise, any "Business Combination" (as hereinafter defined) involving the Corporation shall be subject to approval in the manner set forth in this Article 6.

                           ii) Except as otherwise expressly provided in
                  paragraph B of this Article 6, no Business Combination shall be consummated or effected unless such Business Combination shall have been approved by the affirmative vote of the holders of not less than eighty-five percent (85%) of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class. Such vote shall be required notwithstanding the fact that no vote for such transaction may be required by law or that approval by some lesser percentage of stockholders may be specified by or pursuant to law, the Bylaws, any agreement with any national securities exchange, or otherwise. Such vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by or pursuant to law, these Articles of Incorporation or otherwise.

                  B. Situations in Which 85% Approval is Not Required For Business Combination

                           The 85% approval required in paragraph A of this
         Article 6 shall not be required and the provisions of Article 7 relating to the majority vote required for shareholder approval, if applicable, shall apply to any Business Combination, if any of the following conditions are satisfied:

                           i) The Business Combination does not involve the
                  receipt of any cash or other consideration by the stockholders of the Corporation, in their capacity as such stockholders.

                           ii) The Business Combination shall have been
                  expressly approved by a majority of the "Continuing Directors" (as hereinafter defined) either in advance of or subsequent to the acquisition of outstanding shares of capital stock of the Corporation that caused the "Interested Person" (as hereinafter defined) involved to become an Interested Person.



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                           iii) All of the following five conditions have been
                                met:

                                    a) The aggregate amount of the cash and the
                           "Fair Market Value" (as hereinafter defined) as of the "Consummation Date" (as hereinafter defined) of all property, securities or other consideration to be received per share of capital stock of the Corporation incident to the consummation of such Business Combination by any holder of such stock, other than the Interested Person involved in such Business Combination, is not less than the highest of the following (the requirements of this paragraph B(iii)(a) to be met with respect to all outstanding shares of all classes of the capital stock of the Corporation, whether or not the Interested Person has previously acquired shares of each particular class of such stock):

                                             (1) The "Highest Per Share Price"
                                    (as hereinafter defined) or the "Highest
                                    Equivalent Price" (as hereinafter defined) paid by such Interested Person in acquiring any holdings of the Corporation's capital stock, plus an amount equivalent to interest compounded annually from the date of such purchase through the Consummation Date at the prime rate of interest as announced from time to time by Bank of America, N.A. (or such other bank as may be selected by a majority of the Continuing Directors), less the aggregate amount of any cash dividends paid and the Fair Market Value as of the date paid of any dividends paid other than in cash on each share of capital stock of the class in question from the date of such purchase through the Consummation Date in an amount up to but not exceeding the amount equivalent to interest as so calculated;


                                             (2) The highest preferential amount
                                    per share to which the holders of shares of any class or series of preferred stock are entitled in the event of dissolution or liquidation of the Corporation; or


                                             (3) The Fair Market Value of such
                                    shares as of the "Announcement Date" (as hereinafter defined).


                                    b) The consideration to be received by
                           holders of outstanding capital stock shall be paid in cash or in the same form as was previously paid in order to acquire such shares of such class of capital stock as are beneficially owned by the Interested Person. If the Interested Person beneficially owns shares of any class of capital stock of the Corporation which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of capital stock shall


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                           be either cash or the form used to acquire the
                           largest number of shares of such class of capital stock beneficially owned by the Interested Person.

                                    c) After such Interested Person has become
                           an Interested Person and prior to the consummation of the Business Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; (B) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) such increase in such annual rate of dividends as is necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (C) such Interested Person shall not have become the beneficial owner of any additional shares of voting capital stock of the Corporation except as part of the transaction in which it became an Interested Person.

                                    d) After such Interested Person has become
                           an Interested Person, such Interested Person shall not have received the benefit, directly or indirectly (except proportionately solely in such Interested Person's capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                                    e) A proxy or information statement
                           describing the proposed Business Combination and complying with the requirements of the "Exchange Act" (as hereinafter defined) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules and regulations), shall have been mailed to all stockholders of the Corporation at least 30 days prior to the Consummation Date. Such statement shall contain at the front thereof, in a prominent place, a statement by the Continuing Directors of their position on the advisability (or inadvisability) of the proposed Business Combination. Such proxy or information statement shall be required for purposes of this paragraph 2(b)(v) whether or not it is required to be mailed pursuant to the provisions of the Exchange Act (or any subsequent provisions).


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                  C.       Definitions

                           For the purposes of this Article 6:

                           i) The term "Business Combination" shall mean (i) any
                  merger, consolidation or exchange of shares of capital stock of the Corporation or any of its subsidiaries (as hereinafter defined) with or into an Interested Person, in each case irrespective of which corporation or company is to be the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Person (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of the Corporation (including without limitation any securities or assets of a subsidiary of the Corporation) or all or a substantial part of the assets of any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of an Interested Person; (iv) the issuance or transfer by the Corporation or any of its subsidiaries of any securities of the Corporation or any of its subsidiaries to an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); (v) the acquisition by the Corporation or any of its subsidiaries from an Interested Person of any securities issued by an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Interested Person); (vi) any recapitalization or reclassification of shares of any class of capital stock of the Corporation or any merger or consolidation of the Corporation with any of its subsidiaries which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) owned by any Interested Person; (vii) any merger or consolidation of the Corporation with any of its subsidiaries after which the provisions of this Article 6 and of Article 5 of the Articles of Incorporation shall not appear in the Articles of Incorporation of the surviving entity; (viii) a plan of partial or complete liquidation or dissolution of the Corporation or spin-off or sale of a substantial part of the assets of the Corporation or any of its subsidiaries proposed by or on behalf of an Interested Person; and (ix) any agreement, contract, plan, proposal or other arrangement providing for any of the foregoing.

                           ii) The term "Continuing Director" shall mean any
                  Director of the Corporation who is not an "Affiliate", "Associate" or nominee of or member of a "Group" with the Interested Person (as such terms are hereinafter defined) and who either (i) held the office of Director prior to the date on which the Interested Person became an Interested Person, or
                  (ii) is designated as a Continuing Director by a majority of the then Continuing Directors.


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                           iii) The term "Interested Person" shall mean any
                  individual, corporation, partnership or other person or entity which, at any time during the period commencing two (2) years prior to the Announcement Date through and including the Consummation Date, is or was a "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on February 4, 1986) of shares of capital stock of the Corporation which, when combined with the shares of capital stock beneficially owned by any "Affiliates" or "Associates" (as defined in Rule 12b-2 of the Exchange Act as in effect on February 4, 1986) of such Interested Person or by other members of a "Group" (as defined in Section 13(d)(3) of the Exchange Act as in effect on February 4, 1986) of which such Interested Person is a member, collectively amount to ten percent (10%) or more of the total voting power of all outstanding shares of voting stock of the Corporation. The term Interested Person shall also mean any Affiliate or Associate of any such Interested Person and any other member of a Group of which such Interested Person is a member, and shall also mean any person or entity which, upon consummation of a Business Combination, would be such an Affiliate, Associate or Group member. The term Interested Person shall not include the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of a subsidiary of the Corporation, or any trustee of or fiduciary with respect to any such plan acting in such capacity.

                           iv) The term "Consummation Date" shall mean the date
                  on which the Business Combination in question is consummated or effected.

                           v) The term "Fair Market Value" shall mean (i) in the
                  case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors.

                           vi) The terms "Highest Per Share Price" and "Highest
                  Equivalent Price" shall mean the following. The Highest Per Share Price shall mean the highest price that can be determined to have been paid during the relevant time period by the Interested Person involved for any share or shares of the class or


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                  series of capital stock in question. If the Interested Person has not purchased any shares of such class or series of capital stock of the Corporation during the relevant time period, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors, on whatever basis they believe to be appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid during the relevant time by the Interested Person involved for any share or shares of any other class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by such Interested Person or any Affiliate, Associate or Group member shall be taken into account regardless whether the shares were purchased before or after such Interested Person became an Interested Person. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by such Interested Person or any such Affiliate, Associate or Group member with respect to the shares of capital stock of the Corporation, and shall be appropriately adjusted to take into account any subsequent recapitalization, stock split, stock dividend or similar distribution. In the event any Business Combination involving an Interested Person shall be proposed, the Continuing Directors shall determine the Highest Equivalent Price for each class and series of the capital stock of the Corporation of which there are shares issued and outstanding.

                           vii) The term "Announcement Date" shall mean the
                  earlier of the date on which a Business Combination is first publicly proposed or announced or the Consummation Date of such Business Combination.

                           viii) The term "Exchange Act" shall mean the
                  Securities Exchange Act of l934, as amended.

                           ix) Any corporation of which the Corporation owns,
                  directly or indirectly, fifty percent (50%) or more of its voting stock shall be deemed to be a "subsidiary" of the Corporation.

                           x) For the purposes of paragraph B(iii)(a) of this
                  Article 6, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation (other than Interested Persons or other parties to such Business Combination) in the event of a Business Combination in which the Corporation is the surviving entity.

                           xi) Whether or not any proposed sale, lease,
                  exchange, mortgage, pledge, transfer or other disposition of part of the assets of any entity involves a "substantial part" of the assets of such entity shall be conclusively determined by a majority of the Continuing Directors; provided that assets involved in any single transaction or series of related transactions having an aggregate Fair Market Value


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                  of more than fifteen percent (15%) of the total consolidated assets of an entity and the other members of the consolidated group, if any, of which it is a part as at the end of such entity's last full fiscal year prior to such determination shall always be deemed to constitute a "substantial part".

                           xii) An Interested Person shall be deemed to have
                  acquired a share of the capital stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof.

                           xiii) A majority of the then Continuing Directors
                  shall have the right and power to make, in good faith, any determinations required under this Article 6, including without limitation (i) whether a transaction is a Business Combination, (ii) whether a person is an Interested Person, or
                  (iii) whether the conditions set out in paragraph B(iii) of this Article 6 have been satisfied with respect to any Business Combination.

                  D.       Fiduciary Obligations

                           Nothing contained in this Article 6 shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

                  E.       Deliberation by Directors

                           The Directors of the Corporation, when evaluating any proposal or offer which would involve a Business Combination or the merger or consolidation of the Corporation or any of its subsidiaries with another corporation, the sale of all or substantially all of the assets of the Corporation or any of its subsidiaries, a tender offer or exchange offer for any capital security of the Corporation or any of its subsidiaries or any similar transaction shall give due consideration to all factors they may consider relevant. Such factors may include, without limitation, (a) the financial and managerial resources and future prospects of the other party(s), the legal, economic, environmental and social effects of the proposed transaction on the Corporation's and its subsidiaries' employees, customers, suppliers and other affected persons and entities and on the communities and geographic areas in which the Corporation and its subsidiaries operate or are located, and the effect on any of the businesses and properties of the Corporation and its subsidiaries, and
         (b) the adequacy, both in amount and form, of the consideration offered in relation not only to the current market price of the Corporation's outstanding securities, but also the current value of the Corporation in a freely negotiated transaction and the Continuing Directors' estimate of the Corporation's future value (including the unrealized value of its properties, assets and prospects) as an independent going concern.


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                  F.       Amendment

                           The provisions of this Article 6 shall not be amended, altered, changed or repealed nor may any provision inconsistent with any of such provisions be added to these Articles of Incorporation unless approved by the affirmative vote of the holders of not less than eighty-five percent (85%) of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class; provided, however, that this Article 6 or any provision hereof may be amended, altered, changed or repealed and any such new provision may be added upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of the voting stock of the Corporation, voting as a single class, if such amendment, change, alteration, repeal or addition shall first have been approved and recommended by a majority of the Continuing Directors. The vote provided for in this paragraph F of this
         Article 6 shall be required in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by or pursuant to law, these Articles of Incorporation or otherwise.

         7. Stockholders Consent. All action by holders of the Corporation's outstanding voting securities shall be taken by a majority of the stockholders present in person or by proxy at an annual or special meeting of the stockholders following notice as provided by law or in the Bylaws. Stockholders of the Corporation shall not have the power to act by means of written consent.

         8. Supermajority Voting. Notwithstanding the fact that a lesser percentage may be specified by law, or by Article 7 hereof, the affirmative vote of the holders of two-thirds (2/3) of each class of stock of the Corporation entitled to vote shall be required to amend or repeal, or adopt any provisions inconsistent with, Article 9 and 10 and/or this Article 8 of these Articles of Incorporation; provided, however, that the provisions of this Article 8 shall not be applicable to any amendment to these Articles of Incorporation, and such amendment shall only require such affirmative vote as required by law, if such amendment shall have been approved by a majority of Disinterested Directors. As used herein, a "Disinterested Director" means any Director of the Corporation who was a Director as of January 3, 2000, or was thereafter elected by the stockholders or appointed by the Board of Directors of the Corporation and is not associated with or an affiliate of an Interested Stockholder (as that term is defined in this Article 8) directly or indirectly involved in the transaction or proposal before the Board, or a person designated, before his or her initial election or appointment as a Director, as a Disinterested Director by a majority of Disinterested Directors then on the Board.

         9. Limitation of Liability. The personal liability of the directors and officers of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statutes and particularly Section
78.037.1 thereof, as the same may be amended and supplemented.

         10. Indemnification. The corporation shall, to the fullest extent permitted by the provisions of Section 78.751 of the Nevada Revised Statutes, as the same may be amended and


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supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified persons may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding such office, and shall continue as to persons who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation shall pay or otherwise advance all expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law.

         11. Amendment and Modification. Subject to Article 6 and Article 8 hereof, from time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner and at the time prescribed by such laws, and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

         IN WITNESS WHEREOF, the undersigned officers of QUALITY CARE SOLUTIONS, INC. have executed these Restated Articles of Incorporation as of the ____ day of January, 2000.

     DATED this ______ day of January, 2000.


                                                     __________________________
                                                     Name: Gregory S. Anderson
                                                     Title:  President



                                                     __________________________
                                                     Name: Sherwood Chapman
                                                     Title:  Secretary




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                                 ACKNOWLEDGMENT

STATE OF ARIZONA        )
                        )ss.
County of Maricopa      )

         On this ______ day of January, 2000, before me the undersigned Notary Public personally appeared Gregory S. Anderson, known personally to me to be the President of Quality Care Solutions, Inc., and acknowledged to me the foregoing instrument was executed for the purposes therein contained, on behalf of the Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                                      _____________________
                                                         Notary Public

My commission expires:

________________________


                                 ACKNOWLEDGMENT

STATE OF ARIZONA     )
                     )ss.
County of Maricopa   )

         On this ______ day of January, 2000, before me the undersigned Notary Public personally appeared Sherwood Chapman, known personally to me to be the Secretary of Quality Care Solutions, Inc., and acknowledged to me the foregoing instrument was executed for the purposes therein contained, on behalf of the Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                                      _____________________
                                                         Notary Public

My commission expires:

________________________


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